Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

CONFERENCE CALL TRANSCRIPT

VOXX - Q2 2011 AUDIOVOX CORPORATION EARNINGS CONFERENCE CALL

EVENT DATE/TIME: OCT 13, 2010 / 02:00PM  GMT

CORPORATE PARTICIPANTS

 Glenn Wiener
 GW Communications - IR

 Patrick Lavelle
 Audiovox Corporation - President, CEO

 Michael Stoehr
 Audiovox Corporation - SVP, SFO

CONFERENCE CALL PARTICIPANTS

 Jim Barrett
 C.L. King & Associates - Analyst

 Bob Davidson
 Marris Capital - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the second-quarter 2011 Audiovox Corporation earnings conference call. My name is Jasmine and I'll be your operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, to Mr. Glenn Wiener. You may proceed, sir.

 Glenn Wiener - GW Communications - IR

 Thank you, Jasmine, and welcome to Audiovox's fiscal 2011 second-quarter and six-month results conference call. Today's call is being webcast on our site, www.Audiovox.com, and can be accessed in the Investor Relations section. Joining us this morning are Patrick Lavelle, President and CEO; Michael Stoehr, Senior Vice President and Chief Financial Officer; and John Shalam, Chairman of the Board.

Before we begin I'd quickly like to remind everyone that, except for historical information contained herein, statements made on today's call and webcast that would constitute such forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements.

Risk factors associated with our business are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2010. And at this time I'd like to turn the call over to Patrick Lavelle. Pat?

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Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Thanks, Glenn, and good morning, everyone. Yesterday we reported results after the market closed and posted a sales increase of 3.5%, a margin improvement of 240 basis points, and a net profit of approximately $645,000 or $0.03 per share. While the results are quite modest, pretax income is close to that reported in Q2 of fiscal 2010.

But I am most encouraged, however, by the positive growth in our mobile electronics group with all signs pointing to continued increases in car sales over the coming year. Mobile sales were up 56% compared to the second quarter of last year. We attribute this result to a combination of increased car sales, our acquisition of Invision and its impact on our OE business, as well as strong performances in all of our aftermarket mobile segments.

Our audio, video and security businesses all grew and with security sales impacted by a strong start -- a remote start selling season and the addition of the Omega alliance. On the OEM side, sales for the second quarter were up over $20 million, a triple digit increase over last year. And while Invision was certainly a key contributor, we saw significant increases in all OE groups and categories made possible by the uptick in domestic car sales and new programs won during this past year.

September numbers showed all of the major car manufacturers continuing to post year-over-year gains. According to preliminary estimates, US light vehicle sales reached a seasonally adjusted annual rate of 12.2 million units. Additionally, there appears to be renewed demand for sport-utility vehicles which bodes well for our Company, both in the aftermarket and at the OE level, since these are the primary vehicles for rear seat entertainment systems.

Of course, car sales are still well below levels of years past, but they are improving and estimates today are higher than they were at the beginning of the year. With the addition of Omega product lines, new OE sales from Invision and a number of products we have introduced for the after market, I believe Audiovox will share in the automotive recovery and post stronger results in the quarters ahead.

It's worth noting that the improvement in our margins also correlates with higher automotive sales as they carry higher margins than our core consumer electronic offerings and, in some cases, are on par with select accessory lines.

Not surprising is that our consumer electronics and accessory business continues to be impacted by lower consumer spending. Sales of consumer electronic products were down approximately 3% for the quarter. This segment could have posted small gains had it not been for some supply issues we experienced which continued from the first quarter of the year.

Digital camcorders and media players were up slightly for the quarter. Global accessory sales were down 25% compared to last year with the biggest shortfall coming from domestic antenna sales where we did not expect to anniversary the strong sales of last year that was driven by the transition from analog to digital TV. Last year antenna sales began to normalize midway through the third quarter and moving forward. We anticipate year-over-year numbers to be more in line with normal buying patterns.

Our new line of Acoustic Research remotes were joined by our One-for-All Smart Remote and our Zentral remote line scheduled for the fourth quarter is expected to expand our market leading position in this category.

Looking at the combined business units of CG and accessories, we remain cautious. With unemployment still at all time highs and consumers spending for non-essential items at all-time lows we are planning conservatively for this holiday season. We continue to take a prudent approach in how we manage our business to limit exposure and prevent both product obsolescence and inventory risk.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

Although we have reduced expenses across-the-board, we continue to make significant investments in new product development. In mobile we have product introductions across all lines. From our audio group we are in the final stages for the launch of 14 custom OE look radios which are slated for CES introduction. These are multimedia models which include AM/FM, satellite radio, HD radio, iPod compatibility and navigation built-in. Designed for factory replacement we expect good reception from our expediter channel which services new car dealers.

Our accessory group will be launching our new RCA charger program. With the popularity of smart phones and the ever increasing sales of [old] portable devices like digital cameras, MP3 players, iPods, consumers are becoming more and more dependent on keeping their portable products fully charged. Our USB capable chargers work with all USB compatible devices including iPhone, iPod, iTouch, BlackBerry and many of the new Android-based products and they will charge multiple devices at the same time.

Leading the way in our charging lineup will be the RCA AirPower. The AirPower is a portable power harvesting device that will capture and store stray RF energy that can be used to charge small portable electronics. We intend to launch AirPower at the CES show in January.

AirPower is an RCA innovation. One of the big benefits of the RCA acquisition was A&D and this is a product that has been in the works for some time. AirPower has already received a lot of attention and we are excited about its potential. All of our product groups have new products planned for CES which we believe position us well for fiscal 2012.

Moving on to our international business, sales for the quarter were up over 38% despite some negative reports coming out of the EU. We believe our international operations will continue growing through the remainder of the year. Our acquisition of Schwaiger is paying off as their products are well received.

We began shipments of rear seat entertainment for the Porsche Cayenne this past quarter as well as our first shipment to BMW for the X3. As a result of these new launches, and a new contract with Bentley, we expect improvement in our European OE sales as these products roll out.

Sales and margins in Europe were impacted by the weaker dollar. We have seen a strengthening of the euro recently which will reverse the first half trend. We continue to monitor the Venezuelan economic situation closely. We have taken steps to protect our assets and Michael will discuss this further in his remarks. Despite these well-publicized issues, sales are up 31% over last year and our operation continues to be profitable.

Before I close I'd like to address FLO TV and the decision made by Qualcomm to suspend its direct-to-consumer sales of new devices. We are disappointed in this decision as we are firm believers in the FLO TV service and the market potential long term. In fact, we continue to believe that the time is right for affordable live content in a vehicle as it remains the number one consumer request for entertainment options.

FLO TV's suspension of sales will not have a significant impact on our fiscal 2011 revenue. First, we had not anticipated overly high sales of the product in its first year since, as with any new technology, we knew it would take time to catch on. Additionally, we expect no exposure or negative impact to our financial statements as we will work with FLO TV to transition out of this business with no loss to Audiovox. And I firmly believe that we will replace these sales as new technologies like mobile HDTV rolls out during fiscal 2012.

In closing, what I said last quarter remains true. Audiovox is positioned for topline growth and profitability this year and beyond. While we are still feeling the effects of an economic recovery which is holding back sales, we have taken steps to improve our margins, better align our overhead and improve operating efficiencies.

We have a stronger OEM presence, great aftermarket relationships and the strongest retail presence in our Company's history as we have generated significant new business in the hardware store channel as well as the growing dollar stores.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

We have new products coming to market under almost all of our brands. Our international footprint continues to expand. Our margins continue to come in higher than guided due to our planned and continued exit from lower margin products and a greater mix in the newer acquired categories.

We have the right infrastructure in place to support significantly more sales without adding costs. As sales levels increase I believe you'll see the positive impact to our bottom line.

Our cash and short-term investments stood at $73 million at the close of the quarter. And through our M&A efforts we have identified a number of potential acquisition targets and are currently in the process of determining feasibility.

I appreciate your support and time this morning and I will now turn the call over to Michael and when he's through we will answer some questions. Mike?

 Michael Stoehr - Audiovox Corporation - SVP, SFO

 Thanks, Pat. Good morning, everyone. Net sales for fiscal 2011's second quarter were $129.3 million, an increase of 3.5% over $124.9 million reported the second quarter last year. Electronic sales were $95.2 million, an increase of 20.5% and accessory sales were $34.1 million, down 25.6%.

For the six month period, electronic sales were $189.7 million compared to $158 million, an increase of $31.7 million or 20.1%. Accessories were $69.9 million, a decrease of $16.8 million or 19.4%. In electronics, as Pat mentioned, the growth of both periods was primarily due to higher mobile electronic sales due to our acquisition of Invision and the addition of sales from Omega Plus increased OEM sales.

Our OEM sales increased as a result of higher car sales and several new OEM programs. We also experienced increases in our audio, video and security groups as well as higher sales of digital players in our consumer business. Partially offsetting these increases were declines in certain consumer electronic categories. I will add that excluding the acquisition of Invision, our electronic sales were still up 6% for the quarter and 5.7% for the comparable six-month period.

Accessory sales were off for both periods, but much of this decline was due to digital antenna sales. Excluding the impact of this product category, our accessory sales were off 3.5% for the comparable second quarter and up 2.4% for the comparable six-month period.

As a percentage of sales for the comparable second quarter electronics represented 73.6% of sales and accessories 26.4% compared to 63.3% and 36.7%. The six-month period as a percentage of net sales, electronics were 73.1% compared to 64.6% and accessories were 26.9% versus 35.4%.

Our international business was up in both the second-quarter and six-month periods compared to last year, approximately 38.1% and 38%, respectively. A portion of our total international sales increased in the second quarter due to the weakening of the US dollar versus the euro and due to our acquisition of Schwaiger, which was not in the last year's results.

Note that in the first quarter our business was adversely impacted as the dollar strengthened. Excluding Schwaiger, our international business was down 3.1% and 2.3% for both the comparable second-quarter and six-month periods.

Our gross margins improved 240 basis points to 21% from 18.9% for the comparable second quarter. The six-month period gross margins were 21% versus 19%, an increase of 200 basis points resulting from our Invision acquisition. And during both periods margins were favorably impacted by higher sales in our OEM business, better margins in our existing product lines as a result of new product introductions, lower costs of freight and warehousing.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

Given the shift in our business mix towards more OEM-related sales, our margins have come in higher than previous forecasts. Operating expenses increased $4.5 million and $10.4 million for the three and six months ended August 31 -- $22.8 million to $27.3 million and from $45.5 million to 55.8 million. These increases were primarily due to our acquisitions which accounted for $4 million of the increase during the comparable second-quarter periods and $6.6 million for the comparable six-month periods.

In addition, the Company recorded charges for employee stock option costs and professional fees, bad debt expenses associated with the final settlement related to Circuit City bankruptcy, and severance pay charges associated with the consolidation of operations which occurred in our German locations. A portion of the increase was due to a portion of salary reinstatements to the employees under the Vice President level.

The following is a summary of the impact of the quarter by these additional charges. Employee stock options were $428,000; bad debt settlement related to Circuit City preference payment $677,000; severance and pay and termination pay in Germany for the combination of locations $282,000; and FX losses on euro contracts of $171,000 -- or expenses of $1,558,000 for the second quarter.

Our headcount for both periods ended August 31 was 962 employees this year versus 758 employees last year, an increase of 204 employees. Through our acquisitions of Schwaiger and Invision, we added 238 employees and our net headcount excluding acquisitions remains down 2% compared to last year which we had taken an expense -- a reduction in employee headcount which was our low point. So we're further reducing our headcount.

Based on expected sales volume for the remainder of the year we believe our overhead is in line, so we continue to evaluate our overhead and look for synergies in our cost structure to improve bottom-line performance. Interest and bank charges represent expenses for bank obligations of Audiovox Corporation, Audiovox Germany and interest for a capital lease. The net impact during the second quarter was an expense of $479,000 compared to $384,000 and for the six-month period $920,000 compared to $703,000.

Equity income in our equity investee increased due to higher equity income of ASA. The Company's share of income from ASA for the six-month period ended August 31 was $1.7 million compared to $750,000 six-month period last year, a result of increased improvement in their market areas. Other income increased by $90,000 for the comparable second quarters and $1.1 million for the six-month periods primarily due to interest income, gains on investment and foreign exchange gains.

For the comparable second quarter the Company reported net income of $645,000 or $0.03 per share compared to net income of $2.8 million or $0.12 a share. For the six-month periods net income was $1.8 million, or earnings per share of $0.08, compared to net income of $3.2 million or $0.14 per share.

Please note -- net income declined versus prior periods primarily as a result of a discrete tax benefit recorded in 2009 associated with a FIN 48 tax provision. Income before taxes for the three-month period August 31, 2010, was $1 million compared to pretax of $1.2 million for the comparable period last year, and for the six-month period it was $1.5 million compared to $2 million.

Adjusting our pretax second-quarter income for the additional overhead charges which I just stated previously, we would've reported pretax of approximately $2.6 million versus $1.2 million last year for this quarter.

Moving on to the balance sheet. Operating activities provided cash of $11.1 million for the six months ended August 31 potentially due to increased accounts receivable terms partially offset by an increase in inventory. The Company experienced increased accounts receivable turnover of 5.3 compared to 4.8 and inventory turnover declined to 2.8 versus 2.9 as inventory has increased due to increased purchases in Invision and seasonal purchases for the third quarter. All figures are for a six-month comparison.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

As of August 31, 2010, we had working capital of $242.2 million which includes cash and short-term investments of $73.2 million compared to working capital of $239.8 million, cash and short-term investments of $69.5 million. Increasing cash and short-term investments is primarily due to better terms in our accounts receivable. Our cash and short-term investments were up $3.7 million.

We continue to review activity in Venezuela both economically and politically. The operation has been paying down the Company payable and we have limited our in-country financing. Our Venezuelan operation has approximately $6 million in cash and a long-term investment in both TICs or Venezuelan bonds.

The Company has sufficient working capital to fund business requirements and, as Pat mentioned, we remain active in the M&A area. I believe we are well positioned for the future and we will continue to take steps to improve our operating and financial performance. I'll turn the call back to Pat.

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Okay, Mike. Thank you very much and at this time we'll open it up for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Mr. Jim Barrett, C.L. King & Associates.

 Jim Barrett - C.L. King & Associates - Analyst

 Good morning, everyone. Mike, I had a question for you and I think you touched upon it. When I look at your total operating expenses I think you outlined $1.6 million of one-time items.

 Michael Stoehr - Audiovox Corporation - SVP, SFO

 Yes.

 Jim Barrett - C.L. King & Associates - Analyst

 Should I think of the run rate for operating expenses therefore being somewhere roughly in the $25 million range?

 Michael Stoehr - Audiovox Corporation - SVP, SFO

 Yes, you can adjust for the $1.6 million, Jim.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

 Jim Barrett - C.L. King & Associates - Analyst

 Okay. And so it would seem, therefore, in order to leverage that overhead you need a recovery -- a further recovery in the automotive market, a further recovery in the consumer electronic market. Is that how we should -- aided by new product?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Yes, I think what we're looking for is a topline improvement. As we said, we think where -- that the overhead and the infrastructure of the Company is positioned well at this particular point. We are seeing signs of increased activity, as I said, especially in the automotive side. But as the economy slowly improves, we expect to see improvements at the retail sector as well.

 Jim Barrett - C.L. King & Associates - Analyst

 Okay. And, Pat, has Invision been fully integrated?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Yes, we are in the process of doing some IT work with them, but once that is complete, they would be 100% integrated into Audiovox.

 Jim Barrett - C.L. King & Associates - Analyst

 And would you care to provide any further color on AirPower? How are you feeling about the engineering testing and I believe the patent application?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Well, the application is going through. That can take some time and I don't believe we've gotten any questions from the patent office on it at this point. The testing is going well and we fully expect to be introducing at CES.

 Jim Barrett - C.L. King & Associates - Analyst

 Okay, well thank you both very much.

 Patrick Lavelle - Audiovox Corporation - President, CEO

 You're welcome, Jim.

Operator

 [Bob Davidson], [Marris] Capital.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

 Bob Davidson - Marris Capital - Analyst

 Thanks. Patrick, Mike, good job this quarter.

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Thank you.

 Bob Davidson - Marris Capital - Analyst

 A couple of things -- a few months ago in the Wall Street Journal they were talking about how 2011 would be very critical for companies to drive topline revenue through other -- different types of channels, mainly e-commerce. Could you provide some color as to what you guys are doing in terms of -- what is your e-commerce vision forward? How are you trying to sell more off of your website to drive incremental revenue?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 We have recently introduced a completely new store under the Audiovox site and we will be rolling out stores under the RCA website and also under the AR within the next month or two. We are taking an active role in e-commerce. However, our products, our new products will be listed at MSRP and what we plan to move out on our e-commerce would be our discontinued merchandise and closeouts.

 Bob Davidson - Marris Capital - Analyst

 How do you plan to -- how are you driving people to the site to let them know that you're there, you have these closeouts -- liquidate that inventory? How are you getting them there?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 We have some SEO programs planned. We also drive people through our Facebook and Twitter accounts and our regular websites will allow consumers seamless entry into the store.

 Bob Davidson - Marris Capital - Analyst

 In terms of sales, what was your percentage of sales last year that you drove through your Website as compared to overall sales? Do you have a number --?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 They're insignificant.

 Bob Davidson - Marris Capital - Analyst

 Very small?

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Very small.

 Bob Davidson - Marris Capital - Analyst

 Okay, are you trying to improve on that, or is that not really an area of --?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 No, we are trying to improve. Obviously we do not want to be in competition with our large retailers; that is not the intent of our store. But there are a lot of part sales and things that our consumers are looking for which these parts are not carried at our retailers. So we are driving them to those types of products and, again, discontinued products where we may have some left that (multiple speakers) interesting.

 Bob Davidson - Marris Capital - Analyst

 Yes, I just recently got an iPhone. Are you able to load in -- can you download an iPhone app for your Audiovox site? Are you doing anything in mobile?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 I'm not -- no, we can't do an iPod app for our site.

 Bob Davidson - Marris Capital - Analyst

 Okay. Are you planning to do anything like that or --?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 No. We are evaluating our sites on a constant basis to make sure that they're fresh and up to date, so I would look into that.

 Bob Davidson - Marris Capital - Analyst

 Okay, one other thing -- you talked about SEO initiatives, what are you guys doing around that? I mean, are you doing a lot of paper click advertising? Targeted search? Are you sending out like e-mail campaigns through Facebook? How are you getting people to the site to buy your products at closeout?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 We're doing targeted sites and targeted searches and we also employ every one of the ones that you just mentioned. We'll drive them there from our Website.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

 Bob Davidson - Marris Capital - Analyst

 Okay. And final question going forward, what would you say your number one goal is for the next quarter and how would you like to accomplish that goal?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Well, the number one goal for next quarter is to maximize topline revenue. That has been our key goal for some time and the economy has been making that difficult to achieve. But that is where we're going to get the biggest impact at Audiovox on the bottom line and for our shareholders is to drive the topline.

 Bob Davidson - Marris Capital - Analyst

 Okay. Thank you very much. Good job.

 Patrick Lavelle - Audiovox Corporation - President, CEO

 You're welcome, Bob. Thank you.

Operator

 (Operator Instructions). [Jim Blackwood], [Polan] Research.

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Okay. Let's move on.

Operator

 Jim Barrett, C.L. King & Associates.

 Jim Barrett - C.L. King & Associates - Analyst

 Hi, Pat. This is the other Jim. Where you stand today you presumably have reasonable visibility on your initial orders into retail relative to four, five, six months ago. Are those retailers -- are their buying patterns -- are their perspective on the holidays -- is it better than you thought? More optimistic, less optimistic or pretty much where you expected them to be?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 I would say that it's pretty much where we expected them to be and quite similar to last year.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

 Jim Barrett - C.L. King & Associates - Analyst

 And should I interpret that to mean that they're ordering cautious inventories and ordering later rather than earlier?

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Yes -- again, similar to last year's pattern.

 Jim Barrett - C.L. King & Associates - Analyst

 Okay, okay. Thanks again.

Operator

 At this time there are no further questions. I'd like to turn the call back to management.

 Patrick Lavelle - Audiovox Corporation - President, CEO

 Okay. Well, thank you for joining us this morning. We always appreciate your support and have a great day.

Operator

 Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

Final Transcript
Oct 13, 2010 / 02:00PM GMT, VOXX - Q2 2011 Audiovox Corporation Earnings Conference Call

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